Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-31791, 333-57875, 333-87127, 333-44012, 333-57096, 333-65198, 333-92328, 333-101756, 333-105907, 333-118773, 333-127214, 333-135909, 333-147120, 333-152689, 333-160934, and 333-175889) and Form S-3 (Nos. 333-162741 and 333-171022) of Neurocrine Biosciences, Inc. of our reports dated February 9, 2012, with respect to the consolidated financial statements of Neurocrine Biosciences, Inc., and the effectiveness of internal control over financial reporting of Neurocrine Biosciences, Inc., included in this Annual Report (Form 10-K) of Neurocrine Biosciences, Inc. for the year ended December 31, 2011.

/s/ Ernst & Young LLP

San Diego, California

February 9, 2012